UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 205449
                                 ---------------

                                    FORM 8-K/A

                                 CURRENT REPORT
       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report: October 16, 1997

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its charter)


        Florida                       0-26028                    22-2671269
        -------                       -------                    ----------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
 of incorporation or                                             Indet. No.)
 organization)


                  6531 NW 18th Court, Plantation, Florida 33313
                  ---------------------------------------------
              (Address of Principal Executive Offices and Zip code)


Registrant's Telephone number: (954) 581-9800

Item 9.   Sales of Equity Securities Pursuant to Regulation S.

On October 6, 1997, Imaging Diagnostic Systems, Inc. (the "Company") finalized the private placement to foreign investors of 210 shares of its Series C Convertible Preferred Stock ("the "Preferred Shares") at a purchase price of $10,000 per share and Warrants to purchase up to 105,000 shares of the Company's common stock at an exercise price of $1.63 per share. The offering was conducted purursuant to Regulation S as promulgated under the Securities Act of 1933, as amended ( the ("Regulation S Sale");

The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion provided, however, in no event will the Conversion Price be greater than $1.222 per share.

Pursuant to the Regulation S Sale documents, the Company was also required to escrow an aggregate of 3,435,583 shares of its common stock (200% of the number of shares the Purchasers would have received if the Preferred Shares were exercised on the closing date of the Regulation S Sale).

The shares underlying the Preferred Shares and Warrants are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker an aggregate of $220,500 for placement and legal fees.

Net proceeds to the Company of $1,879,500 will be used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


Date: October 16, 1997                          Imaging Diagnostic Systems, Inc.
                                                --------------------------------
                                                           (Registrant)


                                                /s/Allan L. Schwartz
                                                Executive Vice President
                                                Chief Financial Officer